Report on Assessment of Compliance
with Regulation AB Servicing Criteria
1. The undersigned authorized officer of LandAmerica Tax and Flood Services, Inc. (the
"Company") is responsible for assessing the Company's compliance with the applicable servicing criteria as defined in 17 CFR Part 229 Section 1122(d)(4) (xi) and 1122(d)(4)(xii) (the
"Regulation AB Servicing Criteria') for residential and commercial mortgage backed securities for which the Company served as third-party property tax payment provider on the underlying collateral (the "Platform"). Except as set forth in the preceding sentence, the servicing criteria set forth in 17 CFR Part 229 Section 1122(d) are not applicable to the activities the Company performed with respect to the Platform.
2. The Company used the criteria in 17 CFR Part 229 Section 1122(d) to assess the compliance with the applicable Regulation AB Servicing Criteria.
3. Under one of the services offered by the Company, some customers may elect to remit tax payments directly to tax agencies without having the Company remit those property tax payments through our tax payment service. We refer to these customers as "non-outsourced servicer customers." With respect to these non-outsourced customers and the services the Company delivered pursuant to the servicing criteria set forth in 17 CFR Part 229 Section I122(d)(4)(xi), the
Company's assertion is strictly limited to its processing of tax payments submitted through the
Company's tax payment service.
4. With respect to servicing criteria set forth in 17 CFR Part 229 Section 1122(d)(4)(xii), the
Company's assertion is strictly limited to its processing of property tax penalty payments. The
Company has determined that its servicer customers may also have access to systems that enable those servicers to process penalties through obligor escrow accounts. Management's assessment of compliance does not relate to the actual or potential activities of other parties with access to obligor escrow accounts.
5. Based on such assessment, management believes that, as of and for the year ended
December 31, 2007, the Company has complied in all material respects with the Regulation AB
Servicing Criteria related to the servicing of the Platform taken as a whole.
6. The registered public accounting firm of Grant Thornton, LLP, has issued an attestation report on the Company's assessment of compliance with the Regulation AB Servicing Criteria as of and for the year ended December 31, 2007.
Date: February 6, 2008
LandAmerica Tax and Flood Services, Inc.
/s/ Robert Ige
By:
Name: Robert Ige
Its:
Executive Vice President